PROSPECTUS SUPPLEMENT NO. 2 (to prospectus dated April 8, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-273375

3,000,000 Ordinary Shares

3,000,000 Ordinary Warrants to purchase up to 3,000,000 Ordinary Shares

This prospectus supplement updates, amends and supplements the prospectus dated April 8, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-273375). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K submitted to the Securities and Exchange Commission on June 27, 2024, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “NRSN” and “NRSNW,” respectively. On June 26, 2024, the closing price for the Ordinary Shares was $0.85 and the closing price for the warrants to purchase Ordinary Shares was $0.18.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 27, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer Pursuant to Rule 13a-16 or 15d-16

Under the Securities Exchange Act of 1934

For the Month of June 2024

Commission File Number: 001-41084

NeuroSense Therapeutics Ltd.

(Translation of registrant’s name into English)

NeuroSense Therapeutics Ltd.

11 HaMenofim Street, Building B

Herzliya 4672562 Israel

+972-9- 7996183

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F ☐

On June 26, 2024, NeuroSense Therapeutics Ltd. (the “Company”) and a certain institutional investor (the “Investor”) amended (i) that certain warrant to purchase up to 3,000,000 ordinary shares of the Company issued to the Investor in June 2023 (the “2023 Warrant”) to make certain adjustments to the “Redemption Right” in the 2023 Warrant and extend the termination date of the 2023 Warrant to October 12, 2029; and (ii) that certain warrant to purchase up to 2,980,000 ordinary shares of the Company issued to the Investor in April 2024 (the “2024 Warrant”) to extend the termination date of the 2024 Warrant to October 12, 2029.

The foregoing summary of the amendments does not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 10.1 and 10.2, respectively, to this Report on Form 6-K, which are incorporated herein by reference.

This Report on Form 6-K is hereby incorporated by reference into the registrant’s Registration Statements on Form S-8 (File No. 333-262480) and Form F-3 (File No. 333-269306 and 333-260338), to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

Exhibit Index

Exhibit No.	Description
10.1	Form of Amendment No. 1 to Warrant dated June 26, 2023
10.2	Form of Amendment No. 1 to Warrant dated April 15, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NeuroSense Therapeutics Ltd.

Date: June 27, 2024	By:	/s/ Alon Ben-Noon
Alon Ben-Noon
Chief Executive Officer

Exhibit 10.1

AMENDMENT NO. 1
TO THE
NEUROSENSE THERAPEUTICS LTD.
ORDINARY SHARES PURCHASE WARRANT

June 26, 2024

This Amendment No. 1 to the Ordinary Shares Purchase Warrant (the “Amendment”) originally issued by NeuroSense Therapeutics Ltd., a company organized under the laws of Israel (the “Company”) to Armistice Capital Master Fund Ltd. (the “Investor”) on June 26, 2023 for the purchase of 3,000,000 ordinary shares, no par value of the Company (the “Warrant”) is made and entered into by and between the Company and the Investor as of June 26, 2024 (the “Effective Date”).

WHEREAS, on June 26, 2023, the Company issued to the Investor the Warrant and, pursuant to the provisions of Section 5(m) of the Warrant, the parties desire to amend the terms of the Warrant to (i) extend the Termination Date from June 26, 2028 to October 12, 2029; and (ii) to make certain edits to Section 3(e)(ii) of the Warrant.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings ascribed to them in the Warrant.

2.	Amendments to the Warrant. As of the Effective Date:

a.	the definition of “Termination Date” in the preamble of the Warrant shall be deleted and replaced in its entirety with the following:

“October 12, 2029 (the “Termination Date”)”

b.	Section 3(e)(ii) of the Warrant is hereby deleted and replaced in its entirety with the following:

“(ii) Redemption Right. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), redeem this Warrant from the Holder (in accordance with Section 312 of the Israeli Companies Law, 5759-1999) by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company's control, including not approved by the Company's Board of Directors, Holder shall only be entitled to receive from the Company or any Successor Entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Ordinary Shares of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, shares or any combination thereof, or whether the holders of Ordinary Shares are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Ordinary Shares of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Ordinary Shares will be deemed to have received common equity of the Successor Entity (which Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the volatility for the remaining exercise period as obtained from the HVT function on Bloomberg (determined utilizing a 252 day annualization factor) as of the Trading Day immediately following the consummation of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the VWAP for the 30 days prior to the Trading Day immediately preceding the consummation of the applicable contemplated Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) cost of borrow for the Company’s shares at the exercise date. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction.”

3.	Miscellaneous.

a.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

b.	Counterparts. This Amendment may be executed and delivered (including by facsimile or other electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed (including by the affixing of signatures electronically) and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

c.	Continuation of the Warrant. Except as expressly modified by this Amendment, the Warrant shall continue to be and remain in full force and effect in accordance with its terms. Any future reference to the Warrant shall be deemed to be a reference to the Warrant as modified by this Amendment.

(signature page follows)

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

NEUROSENSE THERAPEUTICS LTD.

By:
Name:
Title:

ARMISTICE CAPITAL MASTER FUND LTD.

By:
Name:
Title:

Exhibit 10.2

AMENDMENT NO. 1
TO THE
NEUROSENSE THERAPEUTICS LTD.
ORDINARY SHARES PURCHASE WARRANT

June 26, 2024

This Amendment No. 1 to the Ordinary Shares Purchase Warrant (the “Amendment”) originally issued by NeuroSense Therapeutics Ltd., a company organized under the laws of Israel (the “Company”) to Armistice Capital Master Fund Ltd. (the “Investor”) on April 15, 2024 for the purchase of 2,980,000 ordinary shares, no par of the Company (the “Warrant”) is made and entered into by and between the Company and the Investor as of June 26, 2024 (the “Effective Date”).

WHEREAS, on April 15, 2024, the Company issued to the Investor the Warrant and, pursuant to the provisions of Section 5(m) of the Warrant, the parties desire to amend the terms of the Warrant to extend the Termination Date from April 15, 2029 to October 12, 2029.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings ascribed to them in the Warrant.

2.	Amendment to the Warrant. As of the Effective Date, the definition of “Termination Date” in the preamble of the Warrant shall be deleted and replaced in its entirety with the following:

“October 12, 2029 (the “Termination Date”)”

3.	Miscellaneous.

a.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

b.	Counterparts. This Amendment may be executed and delivered (including by facsimile or other electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed (including by the affixing of signatures electronically) and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

c.	Continuation of the Warrant. Except as expressly modified by this Amendment, the Warrant shall continue to be and remain in full force and effect in accordance with its terms. Any future reference to the Warrant shall be deemed to be a reference to the Warrant as modified by this Amendment.

(signature page follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first above written.

NEUROSENSE THERAPEUTICS LTD.

By:
Name:
Title:

ARMISTICE CAPITAL MASTER FUND LTD.

By:
Name:
Title: